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                                                                     EXHIBIT 5.1
                   LEGAL OPINION AND CONSENT OF LEGAL COUNSEL

                                                 August 14, 2001

University Bancorp, Inc.
959 Maiden Lane
Ann Arbor, MI  48105

Re:      Registration Statement on Form S-2
         Registration No. 333-47056

Ladies and Gentlemen:

We have acted as counsel for University Bancorp, Inc. a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-2 (the "Registration Statement") relating to the offering by the Company of up to 2,092,801 shares of its Common Stock, $.01 par value per share (the "Common Stock").

In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. The Shares of the Common Stock of the Company to which the Registration Statement relates have been duly authorized for issuance and, when issued in the manner specified in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters."



                                              Sincerely,



                                              Lewis & Munday PC